EXHIBIT 10.03

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of April, 2000, to be effective as of such date (“Effective Date”), between PARALLAX MEDICAL INC., a California corporation having offices in Mountain View, California (“PMI”), and MEDTRONIC SOFAMOR DANEK, INC., an Indiana corporation having offices in Memphis, Tennessee (“MSD”).

W I T N E S S E T H:

WHEREAS, PMI has developed expertise and intellectual property in the areas of bone cement and apparatus for percutaneous delivery of bone cement; and

WHEREAS, MSD has developed expertise and intellectual property in the area of spinal disorders and spinal surgery and has considerable experience in marketing products useful in spinal disorders and spinal surgery; and

WHEREAS, PMI has existing approved products for delivery of bone cement and has under development additional products having application for spinal surgery and vertebroplasty; and

WHEREAS, MSD wants exclusive distribution rights for PMI’s existing and future products in the spinal surgery and vertebroplasty field; and

WHEREAS, PMI wants to supply MSD with its requirements for PMI’s existing and future products; and

WHEREAS, PMI and MSD executed a Term Sheet dated December 9, 1999, attached hereto as Exhibit A (the “Term Sheet”) that outlined the terms of their understanding and that expires on execution of this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, and intending to be legally bound hereby, PMI and MSD hereby agree as follows:

ARTICLE 1.

DEFINITIONS

As used in this Agreement, the following terms will have the meanings set forth below:

1.1	“Affiliate” of a specified person or entity means a person or entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person or entity specified. “Control” means the ownership of more than 35% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 35% of the voting power in the case of a business entity other than a corporation.

1.2	“Change of Control” shall be deemed to have occurred with respect to a specified corporation if:

(a)	After the Effective Date, any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of such corporation representing 35% or more of the voting power of the then outstanding securities of such corporation, except where the acquisition is approved by the board of directors of such corporation;

(b)	The shareholders of such corporation approve (or, if shareholder approval is not required, the board of directors approves) an agreement providing for (i) the merger or consolidation of such corporation with another corporation where the shareholders of such corporation, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to a majority of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors, or where the members of the board of directors of such corporation, immediately prior to the merger or consolidation, would not, immediately after the merger or consolidation, constitute a majority of the board of directors of the surviving corporation, (ii) a sale or other disposition of all or substantially all of the assets of such corporation, or (iii) a liquidation or dissolution of such corporation;

(c)	Any person has commenced a tender offer or exchange offer for 35% or more of the voting power of the then outstanding shares of such corporation; or

(d)	After the Effective Date, directors are elected such that a majority of the members of the board of directors of such corporation shall have been members of the board of directors of such corporation for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

1.3	“Competitive Product” means a product that in a particular jurisdiction directly competes with a PMI Product for the same indication in the MSD Field without violating the rights of PMI.

1.4	“Confidential Information” shall mean that information which is not generally known to the public or which would constitute a trade secret under the Uniform Trade Secrets Act and which is used, developed, owned or obtained by a party relating to that party’s business including, without limitation, technical information, know-how, technology, prototypes, information, manuals, ideas, inventions, improvements, data, files, supplier and customer identities and lists, accounting records, business and marketing plans, and information and documentation and all copies and tangible embodiments thereof (in whatever form or medium); provided, however, that the foregoing shall not be considered Confidential Information if it: (i) is or has become public knowledge, by publication or otherwise, through no fault of the party having the obligation of confidentiality hereunder; (ii) is or was in the lawful knowledge and possession of, or was independently developed by, the receiving party prior to the time it was disclosed to, or learned by, the receiving party as evidenced by written records or other documentary proof, (iii) is or was lawfully received from a third party not in violation of any contractual, legal or fiduciary obligation of such third party; (iv) is or was approved for release by written authorization from the party having rights in such information; (v) is or was discovered by either party completely without reference to Confidential Information of the other party; or (vi) is or was transmitted by discloser after receiving notification in writing by the receiving party that the receiving party does desire to receive any additional Confidential Information.

1.5	“Family” shall mean, with respect to a particular individual, such individual’s spouse, natural or adoptive lineal ancestors or descendants, and the brothers and sisters of all of the foregoing, whether related in law or by blood.

1.6	“Intellectual Property” means letters patent and patent applications; trademarks, service marks and registrations thereof and applications therefor; copyrights and copyright registrations and applications; mask works and registrations thereof; all inventions, discoveries, ideas, technology, know-how, trade secrets, data, information, processes, formulas, drawings and designs, licenses, computer programs and software; and all amendments, modifications, and improvements to any of the foregoing.

1.7	“Knowledge” An individual will be deemed to have “Knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. An entity will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such entity (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

1.8	“MSD” means Medtronic Sofamor Danek, Inc. and its Affiliates.

1.9	“MSD Field” means orthopedic and neurospinal surgery, interventional radiology and neuroradiology for vertebroplasty, and other specialties that use bone cement and delivery devices for vertebroptasty.

1.10	“PMI” means Parallax Medical Inc. and its Affiliates

1.11	“PMI Product” means the Parallax Medical Bone Augmentation System for Spinal Applications, defined as of the Effective Date as being composed of the Parallax EZflow Cement Delivery System (including DynaTorque Injectors, LC Connector Tubing and AccuThread Access Needles), Parallax Patient Prep Kits, Parallax TRACERS Radio Opaque Additive and Parallax TRACERS Radio Opaque Bone Cement. PMI Products also include any product line extensions and improvements of such PMI Products.

1.12	“Specifications” means the mutually agreed upon specifications for the PMI Products as set forth on Exhibit B hereto, as may be amended from time to time upon mutual agreement of the parties.

ARTICLE 2.

APPOINTMENT AS EXCLUSIVE DISTRIBUTOR

2.1	Subject to the terms and conditions of this Agreement, PMI hereby appoints MSD as the exclusive, worldwide (except for Papua New Guinea, Fiji, and Australia (the “Excluded Territory”)) distributor for PMI Products in the MSD Field. MSD shall have no rights to distribute PMI Products in the Excluded Territory until September 1, 2000.

2.2	Subject to the terms and conditions of this Agreement, PMI agrees to manufacture PMI Products pursuant to purchase orders submitted by MSD during the term of this Agreement.

2.3	All PMI Products sold to MSD will be labeled by PMI with private label as specified by MSD, provided, however, that each PMI Product will include an indication of source, such as the legend “Made by Parallax Medical, Inc.”

2.4	During the Initial Term, MSD shall submit purchase orders to purchase and pay for at least the minimum dollar amount per year of PMI Products, as set forth on Exhibit C (the “Quotas”). Should this Agreement be automatically renewed for an Additional Term pursuant to Section 10.1 hereof, MSD will be able to purchase PMI Products in such quantities as MSD in its sole discretion may decide without being subject to the Quotas or any other minimum purchase requirement.

2.5	Notwithstanding Section 2.4, the Quota for any period shall be reduced (a) in the case of subpart (i) below by an amount equal to 1.5 times the aggregate Transfer Price of PMI Products not supplied by PMI against purchase orders issued by MSD in accordance with Article 5, (b) in the case of subpart (ii) below, by an amount equal to 1.5 times the aggregate Transfer Price of PMI Products affected by such recall or withdrawal, and (c) in the case of subpart (iii) below, by a pro rata amount of the Quota for the applicable period based upon the number of days of such period that have transpired prior to the removal of the restriction on sale referenced in such subpart:

(i)	If PMI materially and substantially fails for any reason to deliver ordered PMI Products by the date scheduled for delivery thereof pursuant to purchase orders issued by MSD in accordance with Article 5, including but not limited to a failure to deliver PMI Products that conform to the then current Specifications and such failure is not cured within 30 days;

(ii)	If a Product covered by this Agreement is recalled from the market or withdrawn from sale for reasons of product safety or quality as determined by any applicable governmental authority or by the mutual agreement of the parties; or

(iii)	If and when PMI obtains the CE Mark with respect to the PMI Products, if MSD is restricted in the sale of PMI Products in a market within the European Common Market that affects the CE Mark by any applicable regulatory authority because approval to sell the Product is pending, denied or revoked therein.

2.6	If MSD does not order at least the applicable Quota, as it may be modified as provided herein, PMI shall have the option to convert the exclusive distributorship granted under Section 2.1 hereof to a non-exclusive distributorship; provided, however, that all other terms and conditions of this Agreement shall remain in force and unchanged. Notice of PMI’s election to convert the distributorship granted under this Agreement (the “Conversion Notice”) must be given by PMI in writing within thirty (30) days following the period for which MSD has not satisfied the Quota, specifying the amount by which MSD’s purchases for such period were below the Quota (the “Shortfall”). If within fifteen (15) business days after the date of such Conversion Notice MSD either (1) places orders for the purchase of sufficient quantities of PMI Products to make up the Shortfall and pays for such PMI Products within fifteen (15) business days after shipment thereof, or (ii) pays PMI cash in the amount of the Shortfall, then PMI’s Conversion Notice will be deemed to be automatically withdrawn. If MSD pays PMI cash in the amount of the Shortfall, such payment shall be treated as a prepayment for PMI Products to be ordered by MSD in the future and shall be applied toward the purchase price of such future Product purchase orders as MSD directs. Conversion of the distributorship granted under this Agreement shall be PMI’s sole and exclusive remedy for any failure by MSD to purchase the applicable Quota.

ARTICLE 3.

MSD OBLIGATIONS

3.1	MSD will exercise reasonable efforts, consistent with the exercise of good faith business judgment, to market, sell and distribute PMI Products in the MSD Field throughout the world other than the Excluded Territory. Such efforts will include, without limitation, developing marketing, sales and training literature and aids for PMI Products, training MSD marketing, sales and distribution groups, conducting training courses and seminars to educate medical professionals in the use of PMI Products, and exhibiting PMI Products at meetings that include medical professionals who specialize in spinal procedures.

3.2	MSD will consult and cooperate with PMI as reasonably requested by PMI in planning and executing U.S. clinical trials directed to obtaining FDA approval for use of Parallax TRACERS RadioOpaque Bone Cement for the specific indication of vertebroplasty.

3.3	MSD will provide PMI with information regarding improvements and new product developments in the general field of percutaneous bone augmentation. The preceding sentence notwithstanding, MSD will not be required to disclose Confidential Information or to disclose information regarding inventions made by MSD before such information is published.

3.4	MSD will market and sell PMI Products to orthopedic spine surgeons, neurosurgeons, interventional radiologists and neuroradiologists; provided further, however, that nothing in this agreement prevents MSD from developing or distributing Competitive Product.

3.5	Nothing herein grants to PMI any license or right, express or implied, under any Intellectual Property owned or controlled by MSD.

ARTICLE 4.

PMI OBLIGATIONS

4.1	In the exercise of reasonable, good faith business judgment, PMI will pursue FDA approval for all PMI Products in the MSD Field, and in particular, will file with the FDA all submissions necessary to obtain clearance for use of Parallax TRACERS Radio Opaque Bone Cement for vertebroplasty indications.

4.2	PMI will use its best efforts to develop extensions of, improvements to and additions to the PMI Product line to serve the percutaneous bone augmentation market for spinal applications.

4.3	PMI will provide to MSD reasonable guidance and assistance with respect to the marketing and sale of PMI Products to orthopedic spine surgeons, neurosurgeons, inierventional radiologists and neuroradiologists.

4.4	PMI will use its best efforts to obtain the CE Mark for all PMI Products.

4.5	PMI will maintain the capacity for and provide product development, product support, sales personnel training and physician training to the extent reasonably requested by MSD in support of its obligations under this Agreement.

4.6	Nothing herein grants to MSD any license or right, express or implied, under any Intellectual Property owned or controlled by PMI.

ARTICLE 5.

FORECAST AND DELIVERY

5.1	Upon the execution of this Agreement, MSD will place a reasonable initial order of PMI Products, delivery to take place within 60 days of the placement of such order. An advance payment for PMI Products in the amount of Two Hundred Fifty Thousand and No/100 Dollars ($250,000) shall be due and payable to PMI with thirty (30) days following the Effective Date; provided, however, that this advance payment, once made, shall appear as a credit against the total amount due on the first invoice issued by PMI under this Agreement.

5.2	On or before the first (1st) day of the first calendar month immediately following the Effective Date, MSD shall provide PMI with a rolling twelve-month forecast (the “Forecast”) of MSD’s requirements for PMI Products. The first month included in the first such forecast shall be the calendar month immediately following, the month during which delivery of the PMI Products specified in Section 5.1 hereof was made. The first month of each such Forecast will constitute a firm order for PMI Products. The second and third months of each such Forecast will constitute firm orders for PMI Products subject to Section 5.4 hereof. Within seven (7) days after receipt of such Forecast, PMI shall respond with a rolling twelve-month supply commitment for PMI Products conforming to the Specifications therefor (“Supply Commitment”). PMI will use its best efforts to meet the firm requirements for PMI Products specified in the Forecast.

Forecasts and Supply Commitments will be firm as to MSD and PMI, respectively, as follows:

MSD Forecasts: Month	Forecast Volume	Release	Delivery Schedule
1	Firm	Firm	Firm
2	Firm	Firm	Firm, subject to Section 5.4
3	Firm	Firm	Firm, subject to Section 5.4
4 – 12	Forecast	Forecast	Forecast

PMI Supply Commitments: Month	Committed Volume	Delivery Schedule
1	Firm	Firm
2	Firm	Firm, subject to Section 5.4
3	Firm	Firm, subject to Section 5.4
4 – 12	Forecast	Forecast

5.3	MSD will place purchase orders at least sixty (60) days prior to the requested delivery date for PMI Products. Such purchase orders will conform to the then-current Forecast with respect to the first three (3) months of such Forecast except as otherwise permitted pursuant to Section 5.4 hereof.

5.4	MSD may accelerate or defer delivery of up to 30% of PMI Products for the second month of the Forecast and up to 50% of PMI Products for the third month of the Forecast: provided however that MSD shall take delivery of all PMI Products within sixty (60) days of the original delivery date shown on the purchase order or any date mutually agreed upon. MSD may cancel purchase orders, in whole or in part, according to the schedule set forth below and will pay the appropriate Cancellation Charges set forth below to PMI based on the percentage of the aggregate price for PMI Products canceled under such purchase orders.

Months Prior to Delivery Date	Cancellation Privilege
1	Not allowed
2	Allowed; 50% Cancellation Charge
3	Allowed; 25% Cancellation Charge

5.5	Subject to Section 5.4, PMI shall deliver PMI Products according to the delivery schedule specified for Months 1, 2 and 3 of each Forecast. In case any PMI shipment shortfall is greater than 5% of MSD’s purchase order for such shipment, PMI shall provide MSD in writing, at the time of the shipment to which such shortfall relates, a written statement as to PMI’s plan to make up, within two weeks after such shipment, such shortfall. If PMI fails to make up the shortfall as provided in such written statement within such two-week period, then (a) MSD may cancel its order for, and will not be obligated to purchase or pay for, any PMI Products not delivered; (b) MSD may take all actions permitted to MSD under law, equity or this Agreement; and (c) PMI shall upon receipt of written request from MSD allocate its uses of resources both internally (e.g., personnel, manufacturing, testing, packaging and other product supply resources) and externally (e.g., the production resources of PMI’s outside suppliers) such that the make up in the shortfalls of deliveries to MSD is of the highest priority among PMI’s various internal and external resource commitments, and PMI will bear the expenses of any such resource allocation. The foregoing allocation of resources by PMI shall continue until the delivery schedule for PMI Products to MSD is being met on a current basis. Furthermore, in the event of any aforementioned inability of PMI to meet scheduled deliveries to MSD, PMI will engage in communications with and will fully cooperate with MSD as requested by MSD to determine the causes of such inability and possible measures to correct such inability and prevent its recurrence in the future.

5.6	In the event of any conflict between any terms and conditions of any purchase orders or other purchasing documents of MSD or any terms and conditions of any sales documents of PMI, with the terms and conditions of this Agreement, the terms and conditions of this Agreement will prevail.

5.7	All sales of PMI Products hereunder are made F.O.B. Parallax Medical, Inc., or such other place as the parties mutually agree, at which point title shall pass to MSD, and PMI’s liability as to delivery shall cease. Transportation charges will be collected from, or if prepaid, will be subsequently invoiced to MSD. The carrier acts as MSD’s agent. Unless MSD specifies which shipping method is to be used, PMI will exercise its reasonable judgment in selecting a shipping method and carrier in its own discretion.

5.8	PMI shall be responsible for obtaining, at its expense, all approvals or clearances for export of the PMI Products up to and from the F.O.B. point. MSD shall be responsible for, at its expense, all approvals or clearances for import of the PMI Products into the country of destination.

ARTICLE 6.

INSPECTION, ACCEPTANCE AND PRODUCT WARRANTY

6.1	Upon receipt by MSD of a shipment of PMI Products from PMI, MSD shall promptly inspect such shipment to determine that the quantity of PMI Products conforms to MSD’s purchase order and that the PMI Products meet the Specifications. If MSD does not notify PMI in writing within thirty (30) days after receipt of such shipment, such shipment shall be deemed accepted by MSD; provided, however, that in the case of latent or other defects which are not readily observable, MSD need only notify PMI of such defects within a reasonable time following MSD’s discovery thereof, but in no event after the applicable warranty period specified in Section 6.3 below. If MSD so notifies PMI of a non-conformance, MSD will afford PMI a reasonable opportunity to inspect such shipment. No PMI Products shall be returned to PMI without PMI’s consent, which consent shall not be unreasonably withheld or delayed. Return freight must be prepaid by

MSD. All PMI Products must be returned in the same or substantially equivalent packaging in which they left PMI’s or its suppliers’ shipping premises. If PMI Products not conforming to the Specifications or purchase order are returned to PMI in accordance with the foregoing, PMI shall repair or replace such PMI Products and return repaired or replacement PMI Products for PMI Products not meeting the Specifications to MSD freight prepaid by PMI within thirty (30) days after receipt of such returned PMI Products from MSD and shall reimburse MSD’s reasonable shipping expenses incurred in shipping such returned PMI Products to PMI.

6.2	PMI represents and warrants to MSD that all PMI Products sold under this Agreement will have been designed, manufactured, labeled, packaged and sold to MSD in accordance with all applicable laws and regulations, including, to the Knowledge of PMI (as applicable) FDA GMP requirements and all other applicable manufacturing requirements. PMI shall cause MSD’s regulatory personnel to be provided with reasonable access from time to time to the facilities and records of PMI for the purpose of confirming PMI’s and the PMI Products’ compliance with all applicable laws and regulations.

6.3	PMI warrants that the PMI Products sold hereunder will be free from defects of material and workmanship under normal and intended use, and will conform to the Specifications for the duration of the stated shelf-life of the PMI Product, or if no stated shelf-life, three hundred sixty-five (365) days after shipment to MSD. PMI’s warranty obligations are limited to repairing or replacing, at its option, and reimbursing MSD’s reasonable shipping charges incurred in returning any PMI Products which shall be returned to PMI, and which after examination are deemed to be defective or nonconforming as provided above. THIS WARRANTY IS IN LIEU OF ALL OTHER WARRANTIES EXPRESS, STATUTORY, OR IMPLIED, WHETHER ORAL OR WRITTEN, INCLUDING WITHOUT LIMITATION ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. This warranty shall not apply to any PMI Products which shall have been repaired or altered (for purposes of which, MSD’s incorporation of a PMI Product into a medical device shall not, by itself, be deemed an alteration) except by PMI, or which shall have been subjected to misuse, negligence, accident, or unusual physical stress, or other causes other than the normal and intended use of the PMI Products.

ARTICLE 7.

PRICING

7.1	Unless and until otherwise mutually agreed by the parties in writing, the purchase price per unit of PMI Products to MSD under this Agreement (subject to the provisions of Section 7.6 below) shall equal fifty percent (50%) of MSD’s United States list price per unit for such PMI Product as of the date that the purchase order for such product was placed (the “Sales Price”). During each year of the Term of the Agreement, MSD shall be entitled to an additional discount in the Sales Price of two and one-half percent (2.5%) for each Two Million Five Hundred Thousand Dollars ($2,500,000.00) worth of Products purchased in excess of the Quota for that year, up to a maximum total additional discount of fifteen percent (15%). If this Agreement is automatically renewed for an Additional

Term pursuant to Section 10.1 hereof, the purchase price of all PMI Products purchased during such Additional Term shall equal (subject to the provisions of Section 7.6 below) thirty-five percent (35%) of MSD’s United States list price per unit as of the date that the purchase order for PMI Product was placed.

7.2	In the event MSD’s rights hereunder are converted to nonexclusive under Section 2.6 hereof and PMI enters into any supply or other manufacturing agreement whereby PMI will supply PMI Products (or devices similar to PMI Products) in the MSD Field at prices, or upon any other material terms, more favorable to such purchaser than the price or other material terms applicable to MSD for PMI Product hereunder, then the price and other material terms of this Agreement shall automatically be amended so as to be as favorable to MSD as afforded to such third party. PMI agrees to give MSD prompt notice of the price and other terms upon which it has agreed to supply PMI Products (or devices similar to PMI Products) for use in the MSD Field to any third party.

7.3	All invoices for purchase orders covering PMI Products accepted by MSD are payable within thirty (30) days after MSD’s receipt of the invoice. PMI will invoice MSD for PMI Products shipped concurrently with the shipment thereof. Amounts past due without just cause can incur a 1.0% service charge per month, or, if less, the maximum allowed by applicable law. Any present or future sales, revenue, excise, withholding or other tax, fees, or charge of any nature, imposed by any public authority, applicable to the purchase of PMI Products hereunder (other than taxes based on PMI’s net income), shall be added to the price and shall be paid by MSD unless an exemption therefrom is obtained by MSD.

7.4	MSD shall receive a one-time credit, to be reflected on the first invoice issued by PMI under this Agreement, for all amounts paid by MSD to PMI under the Term Sheet.

7.5	MSD shall have the right to purchase a reasonable number of PMI Products solely for demonstration purposes at a price equal to PMI’s standard cost for such PMI Products plus ten percent (10%).

7.6	Notwithstanding any other provision hereof, in no event will the price paid for any PMI Product (other than the Parallax Patient Prep Kits) hereunder be less than PMI’s standard cost plus sixty percent (60%). PMI will have the right to reject any purchase order placed by MSD at a lower price.

ARTICLE 8.

PRESENTATIONS, WARRANTIES AND INDEMNITY

8.1	PMI represents, warrants and covenants to MSD that:

(a)	Parallax Medical, Inc, is a corporation duly organized, validly existing, and in good standing under the laws of California and has full corporate power to conduct the operations in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)	PMI has taken all necessary corporate action under the laws of California and its charter, bylaws or other governing instruments to authorize the execution end consummation of this Agreement. This Agreement constitutes the valid and legally binding agreement of PMI, enforceable against PMI in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated herein or therein, will violate any provision of the charter, bylaws or other governing instruments of PMI or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which PMI is a party or by which PMI or any of its assets is bound. Each consent, approval, authorization, order, designation or filing by or with any governmental agency or body necessary for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby has been made or obtained by PMI and is in full force and effect.

(d)	To the Knowledge of PMI, PMI owns or possesses valid licenses or other rights to use all Intellectual Property used in the research, design, development, manufacture or sale of the PMI Products (the “PMI Intellectual Property”), free and clear of any liens, charges, security interests, mortgages, pledges, restrictions, or any other encumbrances of any kind. The PMI Intellectual Property has not been challenged in any judicial or administrative proceeding. PMI has taken all necessary steps or appropriate actions to record its interests, or to protect its rights, in the PMI Intellectual Property. To the Knowledge of PMI, no person or entity nor such person’s or entity’s business or products is infringed, misused, misappropriated, conflicted with the PMI Intellectual Property or currently is infringing, misusing, misappropriating or conflicting with the PMI Intellectual Property. To the Knowledge of PMI, all proprietary technical information developed and belonging to PMI that has not been patented has been kept confidential. To the Knowledge of PMI, MSD’s sale of the PMI Products will not infringe, misappropriate, misuse or conflict with the rights of third parties.

(e)	Except as set forth on Exhibit D hereto, there are no actions, suits, claims, disputes or proceedings or governmental investigations pending or threatened against PMI or any of its Affiliates either at law or in equity, before any court or administrative agency or before any governmental department, commission, board, bureau, agency or instrumentality, or before any arbitration board or panel. Neither PMI nor any of its officers, directors, employees or consultants has failed to comply with any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or other-governmental agency or instrumentality, domestic or foreign, which failure in any case would in any material respect impair any rights of MSD under this Agreement.

8.2	MSD represents, warrants and covenants to PMI that:

(a)	Medtronic Sofamor Danek, Inc. Is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana and has full corporate power to conduct the business in which it is presently engaged and to enter into and perform its obligations under this Agreement.

(b)	MSD has taken all necessary corporate action under the laws of the state of its incorporation and its articles of incorporation and bylaws to authorize the execution and consummation of this Agreement. This Agreement constitutes the valid and legally binding agreement of MSD, enforceable against MSD in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein will violate any provision of the articles and bylaws of MSD or any law, rule, regulation, writ, judgment, injunction, decree, determination, award or other order of any court or governmental agency or instrumentality, domestic or foreign, or conflict with or result in any breach of any of the terms of or constitute a default under or result in termination of or the creation or imposition of any mortgage, deed of trust, pledge, lien, security interest or other charge or encumbrance of any nature pursuant to the terms of any contract or agreement to which MSD is a party or by which MSD or any of its assets is bound.

8.3	PMI shall indemnify, defend and hold harmless MSD and each of its subsidiaries, officers, directors, shareholder, employees, agents and affiliates (collectively, all such indemnified persons are referred to in this Section as “MSD”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which MSD may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), arising out of or based upon (i) the breach by PMI of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement, or any agreement, certificate or document executed and delivered to MSD by PMI in connection with the transactions hereunder or thereunder, (ii) product liability damages with respect to the PMI Products, (iii) any act or omission of PMI, its agents, employees or its suppliers, except to the extent of injury or damage due to MSD’s negligence or fault, or (iv) any matter related to any receivership, bankruptcy, insolvency or similar matter or proceeding affecting PMI, MDA, or any of MDA’s Affiliates.

8.4	MSD shall indemnify, defend and hold harmless PMI and each of its subsidiaries, officers, directors, shareholders, employees, agents and affiliates (collectively, all such indemnified persons are referred to in this Section as “PMI”) against and in respect of any and all claims, demands, losses, obligations, liabilities, damages, deficiencies, actions, settlements, judgments, costs and expenses which PMI may incur or suffer or with which it may be faced (including reasonable costs and legal fees incident thereto or in seeking indemnification therefor), arising out of or based upon (i) the breach by MSD of any of its representations, warranties, covenants or agreements contained or incorporated in this Agreement, or any agreement, certificate or document execute and delivered to PMI by MSD in connection with the transactions hereunder or thereunder, or (ii) any act or omission of MSD, its agents, employees or its suppliers, except to the extent of injury or damage due to PMI’s or its supplier’s negligence or fault.

8.5	If a claim by a third party is made against any indemnified party, and if the indemnified party intends to seek indemnity with respect thereto under this Article 8, such indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to give timely notice shall not affect the rights of the indemnified party so long as the failure to give timely notice does not adversely affect the indemnifying party’s ability to defend such claim against a third party. The indemnifying party shall be entitled to settle or assume the defense of such claim in accordance with this Article 8, including the employment of counsel reasonably satisfactory to the indemnified party. If the indemnifying party elects to settle or defend such claim, the indemnifying party shall notify the indemnified party within thirty (30) days (but in no event less than twenty (20) days before any pleading, filing or response on behalf of the indemnified party is due) of the indemnifying party’s intent to do so. If the indemnifying party elects not to settle or defend such claim or fails to notify the indemnified party of the election within thirty (30) days (or such shorter period provided above) after receipt of the indemnified party’s notice of a claim of indemnity hereunder, the indemnified party shall have the right to contest, settle or compromise the claim without prejudice to any rights to indemnification hereunder. Regardless of which party is controlling the settlement or defense of any claim, (a) both the indemnified party and indemnifying party shall act in good faith, (b) the indemnifying party shall not thereby permit to exist any lien, encumbrance or other adverse charge upon any asset of any indemnified party or of its subsidiaries, (c) the indemnifying party shall permit the indemnified party to participate in such settlement or defense through counsel chosen by the indemnified party, with all fees, costs and expenses of such counsel borne by the indemnifying party, (d) no entry of judgment or settlement of a claim may be agreed to without the written consent of the indemnified party, and (e) the indemnifying party shall promptly reimburse the indemnified party for the full amount of such claim and the related expenses as incurred by the indemnified party pursuant to Article 8. So long as the indemnifying party is reasonably contesting any such third party claim in good faith and the foregoing clause (b) is being complied with, the indemnified party shall not pay or settle any such claim. The controlling party shall upon request deliver, or cause to be delivered, to the other party copies of all correspondence, pleadings, motions, briefs, appeals or other written statements relating to or submitted in connection with the settlement or defense of any such claim, and timely notices of any hearing or other court proceeding relating to such claim. Notwithstanding anything to the contrary herein, MSD shall have full authority to litigate, compromise and settle any claims related to alleged breach of expressed or implied product warranty, strict liability and tort, negligent manufacture of product, negligent provision of services, product recall, or any other allegation of liability arising front the design, testing, manufacturing, packaging, labeling (including instructions for use), or sale of PMI Products (“Product Liability Claims”), but shall do so in good faith and in a manner consistent with MSD’s corporate policies, and

PMI shall indemnify and hold MSD harmless from and against any Product Liability Claim finally adjudicated against MSD to the extent and in such proportion as such Product Liability Claim has been adjudicated as resulting from any PMI Product, action or omission. MSD, however, shall not agree to any entry of judgment or settlement with respect to a Product Liability Claim without the written consent of PMI if such entry of judgment or settlement would prejudice any interest of PMI.

ARTICLE 9.

FORCE MAJEURE

9.1	Neither party shall be in default because of any failure to perform this Agreement (except for the payment of money) if such failure arises from causes beyond the control of such party (“the first party”) and without the fault or negligence of such first party, including without limitation, Acts of God or of the public enemy, acts of the Government, fires, floods, earthquakes, epidemics, quarantine restrictions, strikes, or freight embargoes. In each instance, the failure to perform must be beyond the reasonable control and without the fault or negligence of the first party.

9.2	If it appears that performance under this Agreement may be delayed by an event of Force Majeure, the first party will immediately notify the other party in writing at the address specified in this Agreement. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder to the extent that such suspension is commercially reasonable.

ARTICLE 10.

TERM AND TERMINATION

10.1	This Agreement shall take effect as of the Effective Date and shall continue in force until the fifth anniversary of the Effective Date (the “Initial Term”), and shall automatically renew for an additional five-year period (an “Additional Term”) if MSD has purchased and paid for the Quota of PMI Products set forth on Exhibit C hereto for each year during the Initial Term (references to the “Term” herein shall include the Initial Term and the Additional Term, if any).

10.2	Notwithstanding the provisions of Section 10.1 above, this Agreement may be terminated in accordance with the following provisions:

(a)	Either party may terminate this Agreement by giving notice in writing to the other party if the other party is in breach of any material representation, warranty or covenant of this Agreement and, except as otherwise provided herein, shall have failed to cure such breach within sixty (60) days after receipt of written notice thereof from the first party.

(b)	Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party cease to do business as a going concern, admit in writing its inability to pay debts as they become due, file a petition in bankruptcy, appoint a receiver, acquiesce in the appointment of a receiver or trustee, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business.

(c)	Either party may terminate this Agreement by giving notice in writing to the other party should an event of Force Majeure preventing performance by such other party continue for more than one hundred eighty (180) consecutive days.

(d)	MSD may terminate this Agreement immediately upon the occurrence of any of the following events:

(i)	a Change of Control of either PMI or Medical Device Alliance, Inc. (“MDA”) that involves a Competitor of MSD or any Affiliate of such competitor;

(ii)	a finding by a court or other governmental agency of competent jurisdiction that PMI is liable, either jointly and severally or otherwise, for any or all liabilities arising from or related to MDA’s administration of its self-funded health insurance plan;

(iii)	a finding by a court or other governmental agency of competent jurisdiction that PMI should be consolidated into a single entity alone with MDA and/or any of its subsidiaries for purposes of administering a bankruptcy estate of MDA and/or any of its subsidiaries; or

(iv)	the establishment or reestablishment of decision-making authority exercised in any capacity whatsoever, including without limitation as an officer, director, consultant, agent, representative, employee or shareholder, with respect to PMI, MDA or any of MDA’s Affiliates, by Donald McGhan, any of his Affiliates, any member of Donald McGhan’s Family or any of their Affiliates, or by any individual or entity acting on behalf of any of the foregoing.

10.3	The effective date of termination will be the date stated in any termination notice given hereunder, which date will not be before the expiration of any applicable cure period provided for in this Agreement.

10.4	Upon termination or expiration of this Agreement:

(a)	If prior to the expiration of this Agreement any rightful notice of termination of this Agreement is given: (i) all purchase orders or portions thereof remaining unshipped as of the effective date of termination or expiration automatically will be canceled; provided, however, that at MSD’s option, PMI Products may be scheduled for delivery up to six months following expiration or termination of this Agreement; and (ii) the due dates of all outstanding invoices to MSD for PMI Products purchased by MSD from PMI pursuant to this Agreement automatically will be accelerated so they become due and payable within thirty (30) days following the effective date of termination or expiration, even if longer terms had been provided previously.

(b)	MSD and PMI will within thirty (30) days following the effective date of any expiration or termination of this Agreement in its entirety deliver to each other, or otherwise dispose instructed in writing by the other party, all Confidential Information of the other in the holding party’s possession or under its control (except one copy which may be retained by legal counsel solely for evidentiary purposes in the event of a dispute).

(c)	Unless this Agreement has been terminated by MSD, MSD will promptly provide PMI with a complete, derailed list of all customers who have purchased PMI Products, including the specific quantities of PMI Products purchased and the dates on which such purchases were made.

ARTICLE 11.

MISCELLANEOUS

11.1	Each party agrees not to disclose to any third party or use for any purpose other than the performance of its obligations and the exercise of its rights hereunder any Confidential Information of the other party obtained during the term of this Agreement until the expiration of five (5) years after the termination, or expiration of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure by its present and future Affiliates, employees, officers, agents, subsidiaries, or consultants. The obligations of the parties hereto under this Section 11.1 will survive the expiration or termination of this Agreement for any reason for a period of five (5) years thereafter.

11.2	Except as set forth below, under no circumstances shall the aggregate liability of PMI to MSD on any claim of damages arising out of this Agreement exceed the amounts received by PMI from MSD under this Agreement. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, EXEMPLARY, INCIDENTIAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES. The limitations of liability set forth in the previous two (2) sentences do not apply to (a) any obligation that PMI has to indemnify MSD for any claims made by any third party, (b) claims for bodily injury or damage to real property or personal tangible property, (c) claims based upon PMI’s negligence, fraud or intentional misconduct, or (d) damages arising from or based on any matter relating to any receivership, bankruptcy, insolvency or similar matter or proceeding affecting PMI, MDA or any of MDA’s Affiliates.

11.3	The relationship of MSD and PMI pursuant to this Agreement will be that of independent contractors. Neither party has, and will not, represent that it has any power, right or authority to bind or to incur any charges or expenses on behalf of the other party or in the other party’s name without the written consent of the other party. Nothing stated in this Agreement will be construed as constituting MSD and PMI, or their Affiliates, as partners or as creating the relationships of employer/employee, franchiser/ franchisee, or principal/agent between them. Neither party nor its Affiliates nor its or their employees or agents are, or will act, as employees of the other party within the meaning or application of any unemployment insurance laws, social security laws, workers’ compensation or industrial accident laws, or under any other laws or regulations which may impute any obligations or liability to the other by reason of an employment relationship. The parties will indemnify and reimburse each other for and hold the other harmless from any liabilities or obligations imposed or attempted to be imposed upon a party by virtue of any such law in performance by a party of this Agreement.

11.4	This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto, provided, however, that neither party may assign its rights or delegate its obligations hereunder without the prior express written consent of the other party hereto, and any attempt to do so without such consent will be void; provided further, however, that MSD may assign its rights and obligations hereunder to any one or more of its Affiliates (whether existing on the date hereof or hereafter created) designated to carry out all or part of the transactions contemplated hereby.

11.5	This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals or agreements, oral or written, including without limitation the Term Sheet, and all negotiations, conversations or discussions heretofore had between the parties related to such subject matter.

11.6	This Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Tennessee, without giving effect to principles of conflicts of laws.

11.7	All of the representations, warranties, and indemnifications made in this Agreement, the parties’ obligations to maintain confidentiality, and all other terms and provisions hereof intended to be observed and performed by the parties after the termination hereof (to the extent specified herein), shall survive such termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.

11.8	This Agreement may not be amended, released, discharged, abandoned, changed or modified in any manner, except by an instrument in writing signed on behalf of each of the parties to this Agreement by their duly authorized representatives. The failure of either party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part of it or the right of either party after any such failure to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

11.9	This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

11.10	The titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.

11.11	Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties to this Agreement or their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

11.12	Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by telecopy (receipt confirmed) to such party (or, in the case of an entity, to an executive officer of such party) or shall be given by certified mail, postage prepaid with return receipt requested, addressed as follows:

If to MSD to:

Medtronic Sofamor Danek, Inc.

1800 Pyramid Place

Memphis, TN 38132

Attention: Steve Phillips

FAX (901) 332-3920

and to:

Medtronic, Inc.

Corporate Center

7000 Central Avenue N. E.

Minneapolis, Minnesota 55432

Attention:

FAX (612) 572-5404

If to PMI to:

Parallax Medical Inc.

453 Ravendale Drive, Suite B

Mountain View, CA 94043

Attention: Howard Preissman

FAX (650) 934-6965

and to:

Medical Device Alliance Inc.

5851 West Charleston

Las Vegas, Nevada 89146

Attention: George Swarts

FAX (702) 878-1510

PMI or MSD may change their respective above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by telecopy) or on the day shown on the return receipt (if delivered by mail).

11.13	If any provision of this Agreement is held invalid by a court of competent jurisdiction, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.

11.14	Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents, and to perform such other lawful acts as the other party may reasonably request to fully secure and/or evidence the rights or interests herein.

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IN WITNESS WHEREOF, each of the parties has caused this Distribution Agreement to be executed in the manner appropriate to each, effective as of the Effective Date.

PARALLAX MEDICAL INC.

By:	/s/ Howard Preissman
Its:	President and CEO
Date:	2/12/2000

MEDTRONIC SOFAMOR DANEK, INC.

By:	/s/ John Pafford
Its:	President, T/C & Technology
Development
Date:	2/9/2000